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                                                                  Exhibit 10(aa)

                               EMPLOYMENT CONTRACT


          THIS EMPLOYMENT CONTRACT (" Agreement"), made and entered into as of the 30th day of March, 2003 (the "Effective Date"), by and between Crystal Food Services, LLC, an Indiana limited liability company with offices at 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256-3350 (" Crystal"), and Jack J. Bayt, an individual over the age of eighteen years of Indianapolis, Indiana ("Bayt").

          WHEREAS, Crystal operates a food service, catering, cafeteria management and vending business (the "Business"); and

          WHEREAS, Crystal and Bayt entered into employment contract, effective as of March 28, 1998 (the "Existing Contract"); and

          WHEREAS, Crystal and Bayt acknowledge and agree that Crystal's retention of Bayt's talents and future services is essential to Crystal's future success because of Bayt's extensive experience and expertise in the food service and catering businesses; and

          WHEREAS, Crystal and Bayt desire to extend Bayt's employment as the President and Chief Operating Officer of Crystal beyond the term of the Existing Contract by entering into a new agreement on the terms and subject to the conditions hereinafter set forth and concurrently canceling the Existing Agreement;

          NOW, THEREFORE, in consideration of the premises and in consideration of the terms, conditions and covenants hereinafter set forth, Crystal and Bayt agree as follows:

         1. EMPLOYMENT. Crystal hereby employs Bayt as of the Effective Date for the Term (hereinafter defined)on the terms and covenants and subject to the conditions set forth in this Agreement to perform the services as President and Chief Operating Officer of Crystal and Bayt agrees to and accepts such employment, subject to the general supervision of the Chief Executive Officer of Crystal, and the orders, advice and direction of the Board of Managers and the Chief Executive Officer of Crystal. Bayt agrees to perform all duties customarily performed by the chief operating officers of the operating divisions of Crystal's affiliated companies and of similar businesses as that engaged in by Crystal, and shall also perform such other and unrelated duties consistent with the responsibilities of his position as may be assigned to him by the Chief Executive Officer or Board of Managers of Crystal. During the Term, Crystal shall not have the right to terminate Bayt except for fraud, theft or embezzlement under applicable law, gross dereliction of his duties hereunder (after notice and opportunity to cure), or his conviction of any crime in connection with his employment with Crystal or any of its affiliated companies (hereinafter referred to as "Cause"), and Bayt shall be entitled to all of the benefits and payments to be made and provided by Crystal at all times during the Term except as otherwise provided in paragraph 5 hereof.

         2. TERM. The term of this Agreement (herein the "Term") shall commence on the Effective Date and shall terminate upon expiration of the fifth consecutive fiscal year of Crystal (herein the "Fiscal Year") thereafter. Except as otherwise specifically provided in paragraph 5 hereof, all accrued rights, including any right to a Bonus, shall survive the Term and the termination of Bayt's employment.

         3. SALARY. Crystal shall pay to Bayt an annual salary during the Term of Three Hundred Ten Thousand and No/100 ($310,000.00), payable in thirteen
(13) approximately equal periodic installments concurrent with the salary payments to senior management of


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Crystal's affiliates (the "Salary"). During the Term, the Salary may be
increased by the Board of Managers of Crystal, but shall not be subject to any decrease, except as provided in paragraph 5 hereof.

         4. BONUS. Within ninety (90)day's after the end of each Fiscal Year during the Term, Crystal shall pay to Bayt an incentive bonus equal to twelve and one-half percent (12.5%) of the amount, if any, by which Crystal's Incentive Plan Profit (hereinafter defined) in such Fiscal Year exceeds the Adjusted Baseline (hereinafter defined) (the "Bonus"), except as otherwise provided in paragraph 5 hereof. Except as otherwise provided in paragraph 5 hereof, in the event Bayt is not an employee of Crystal or any of its affiliates at the end of any Fiscal Year during the Term, the Bonus for that Fiscal Year and any successive Fiscal Year during the Term shall be equal to the greater of
(a) the Bonus calculated for that Fiscal Year prorated to the date of Bayt's termination or (b) the amount of the Bonus paid to Bayt for the last full Fiscal Year during which Bayt was employed by Crystal.

          For purposes of this paragraph 4, the following terms shall have the meanings ascribed to them below:

         a. Incentive Plan Profit shall mean the actual profit before tax of Crystal adjusted to exclude (i) the capital employed charge of Crystal's parent company; (ii) net other interest expense/income; (iii) the pre-tax loss, if any, of The Fountains (Unit #762)in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00); (iv) accrued bonus expense for Bayt and Crystal's Executive Vice President; (iv) the net income or loss of the Corporate cafeteria (Unit #781)of Crystal's parent company; and (v) accounting changes and any other adjustments mutually agreed to by the parties.

         b. Adjusted Baseline shall mean the amount of Two Million One Hundred Twenty Five Thousand and No/100 Dollars ($2,125,000.00)plus (i) the Interest Charge (hereinafter defined)for the Fiscal Year; and (iii) such other adjustments as may be mutually agreed to by the parties.

         c. Interest Charge shall mean an amount equal to nine percent (9%)of the difference between the Average Net Assets (hereinafter defined) for the immediately preceding Fiscal Year and Eighteen Million Five Hundred Fifty Thousand and No/100 Dollars ($18,550,000.00).

         d. Average Net Assets shall mean the total assets of Crystal less the total current liabilities of Crystal, excluding accrued federal income taxes and accrued royalty fees.

         5. ADJUSTMENTS TO COMPENSATION. Notwithstanding anything contained in paragraphs 3 or 4 of this Agreement to the contrary, in the event Bayt (i) is terminated for Cause or (ii) voluntarily resigns his employment with Crystal, he shall not be entitled to (a) a Bonus with respect to the Fiscal Year in which any such termination or voluntary resignation occurs or any Fiscal Year subsequent thereto, or (b) to a Salary for any period subsequent to the date of any such termination or voluntary resignation in the Fiscal Year of any such termination or resignation or in any Fiscal Year subsequent thereto.

         6. BENEFITS. Bayt shall continue to be eligible to participate in the fringe benefit plans of Crystal's parent company in which he is currently participating and in any new fringe benefit plans to the extent hereafter made available by Crystal or its parent company to executive officers of Crystal.


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         7.       BEST EFFORTS. Bayt covenants and agrees that he will at all times while employed by Crystal faithfully, diligently, and to the best efforts of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement. Such duties shall be rendered at such place or places as Crystal shall in good faith require or as the interests, needs, business or opportunity of Crystal shall reasonably require.

         8. OTHER EMPLOYMENT. At all times while employed by Crystal, Bayt shall devote all of his time, attention, knowledge and skills solely to the business and interests of Crystal, and Crystal shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services and advice of Bayt. During the Term, Bayt shall not be interested, directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, employee, agent, consultant or any other capacity in any other business similar to the Business.

         9. RECOMMENDATIONS. Bayt shall make available to Crystal all information related to the Business of which Bayt shall have knowledge and shall make all suggestions and recommendations that he reasonably believes will be beneficial to Crystal.

         10. CONFIDENTIALITY. Bayt shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other entity in any manner whatsoever any information which is not known or publicly available concerning any matters affecting or relating to the Business or the business of any of its affiliated companies, including without limitation, any of its customers, prices, profits, sales, financial or any other non-public information concerning the Business or the business of any of its affiliated companies, the manner of their operations, their plans and processes, or other data, without regard to whether all of the above stated matters will be deemed confidential, material or important. Crystal and Bayt specifically and expressly stipulate that, as between them, such nonpublic information is important, material and confidential and would, if disclosed, gravely affect the effective and successful conduct of the Business and Crystal's affiliated companies, and their goodwill, and that any material breach of the terms of this paragraph shall be a material breach of this Agreement. The foregoing terms and conditions shall survive the Term for a period of two
(2)years.

         11. COVENANT NOT TO COMPETE. Bayt agrees that during the Term and for a period of one (1) year thereafter, Bayt will not, within a seventy-five
(75) mile radius of each location at which Crystal is then conducting business, directly or indirectly engage in any food service, catering, cafeteria management or vending business or businesses except on behalf of Crystal. The phrase "directly or indirectly engaging in any food service, catering, cafeteria management or vending business or businesses', shall include, but not be limited to, engaging in such business as an owner, partner, investor, manager, shareholder, consultant, advisor, member, employee or agent of any person, firm, corporation or other entity engaged in such business or being interested directly or indirectly in any such business conducted by any person, firm, corporation or other entity; provided, however, this paragraph shall not prohibit ownership of securities of any publicly traded company.

         12. REMEDIES. Bayt agrees that in the event Bayt violates or breaches the covenant not to compete set forth in paragraph 11, Bayt shall pay as liquidated damages to Crystal the sum of Two Thousand Five Hundred Dollars ($2,500.00) per day for each day or part thereof that any such violation or breach continues. Bayt and Crystal agree and recognize that damages in the event of any breach or violation of this covenant by Bayt it would be difficult or impossible to ascertain though great and irreparable, and that this Agreement with respect


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to liquidated damages shall in no event disentitle Crystal to injunctive relief in the event of any breach or violation by Bayt of the covenant not to compete.

         13. ENTIRE AGREEMENT. This Agreement contains the complete agreement and understanding between the parties with regard Crystal's employment of Bayt as of the Effective Date and supersedes all prior and other agreements, understandings, representations, or statements regarding the subject matter hereof, including, but not limited to, the Existing Contract which is hereby terminated. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns.

          IN WITNESS WHEREOF, Crystal and Bayt have executed this Agreement as of the date first above written.

                                        CRYSTAL FOOD SERVICES, LLC

                                        By: /s/ Don E. Marsh
                                           ---------------------------------
                                           Don E. Marsh, Chief Executive Officer

Attest: /s/ P. Lawrence Butt
      -----------------------------
      P. Lawrence Butt, Secretary
                                                 /s/ Jack J. Bayt
                                           -----------------------------
                                                     Jack J. Bayt


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